Exhibit 15.1

[LETTERHEAD OF WALKERS]

30 March 2007	Our Ref: LY/P0540-H01168

Melco PBL Entertainment (Macau) Limited The Penthouse 38th Floor The Centrium 60 Wyndham Street Central Hong Kong

Dear Sirs

MELCO PBL ENTERTAINMENT (MACAU) LIMITED (the “Company”)

We hereby consent to the reference to our firm under the heading “Board Practices” and Item 10H in the Annual Report on Form 20-F of the Company for the year ended 31 December 2006, which will be filed with the U.S. Securities and Exchange Commission on 30 March 2007 under the U.S. Securities Act of 1933, as amended (the “Securities Act”). In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Securities Act, or the Rules and Regulations of the Commission thereunder.

Your faithfully

/s/ Walkers

WALKERS